SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                               FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 1998

                      CHRONICLE COMMUNICATIONS, INC.
         (Exact name of registrant as specified in its charter)

Georgia                         333-34283                          58-2235301
(State or other jurisdiction   (Commission                      (IRS Employer
of incorporation)               File Number)               Identification No.)

             140 First Avenue N.E., Cairo, Georgia               31728
           (Address of principal executive offices)              (Zip Code)

        Registrant's telephone number, including area code (912)377-2111

Not Applicable
(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On September 30, 1998, the Company acquired all of the issued and outstanding capital stock of Bright Now, Inc. and Southern Paper & Converters, Inc., two related, privately owned Florida corporations. The Company also acquired in the same transaction from the two stockholders of the acquired corporations a 40,000 square foot commercial/industrial property used in the operations of the acquired corporations. The Company issued an aggregate of 640,000 shares of its common stock in consideration for the transaction.
The number of shares issued by the Company was valued at $400,000 based on the average closing asked price over the five days prior to the closing. The Company believes the acquisition will qualify for pooling treatment under generally accepted accounting principles. The two stockholders from whom the acquired companies and the real property were acquired, Kenneth W. McCleave and James G. Marcus, prior to the transaction, had no relationship with the Company or any of its affiliates.

Bright Now, Inc., d/b/a United Printing & Publishing, ("United") has been in business since 1992. It operates a commercial printing plant in Tampa, Florida. The printing plant is located in a 40,000 square foot commercial/industrial building, also acquired in the transaction. United has one eight color cold set web press and one seven color cold set web press, both manufactured by Harris Heidelberg, and a complete prepress facility, including disk to film capability. A four color heat set, forty inch sheet fed Harris press is installed at the printing plant, but it is not operational at the present time and is subject to a judgment lien which the Company intends to have United satisfy. United prints primarily specialty newspapers, advertiser products and house organs for others. United's customers, who include the Company, are located principally in the Tampa Bay Area and Central Florida, but the Company also has customers in South Florida.

Southern Paper & Converters, Inc. ("Southern") primarily recycles damaged roles of newsprint which it purchases from printers other than United, primarily major daily newspapers in Florida and South Georgia. The salvageable rolled newsprint is cut into sheets and sold for a variety of purposes. The waste is sold to paper mills for reprocessing. Southern has been in operation since 1994. At the present time, Southern operates at United's printing plant.

The Company intends to continue to operate United and Southern as wholly owned subsidiaries, focusing on the printing operation which will continue to print the Company's publications, as well as the publications it is presently printing for others. The printing plant currently has installed capacity to significantly expand production and has sufficient space for installation of additional press lines and related facilities. United and Southern have a combined work force of twenty three persons, including executive personnel.

The acquired companies and the printing plant represent an estimated
$2.1 million in aggregate assets at book value, subject to aggregate liabilities of approximately $1,700,000 before contingent items, unaudited. The Company's management is in the process of working out a forbearance agreement with United's first mortgage lender in order to obtain time to arrange refinancing for the mortgage, which is in default, and for other debts of United. The amount due to the first mortgage lender is approximately $800,000. Certain other debts of United are overdue, some of which have been reduced to judgement. Management is optimistic that satisfactory arrangements on these debts and judgements can be achieved also pending refinancing. United also has a contingent liability in an unliquidated amount based upon an employment discrimination law suit. This suit, Holloway vs. Bight Now, Inc., case number 98-1246 CIV-T-24A, is pending in the Federal District Court for the Middle District of Florida, Tampa Division. Based upon interviews with employees and former employees, the Company believes United has factual defenses to the suit.

Item 7. Financial Statements and Exhibits.

(a)  Financial statements

The audited financial statements for Bright Now, Inc. and Southern Paper & Converters, Inc. required to be filed as a part of this report will be filed, subject to completion of audits, by amendment to this current report within sixty days from the date this initial report is filed with the Commission.

(b) Pro forma financial information.

The pro forma financial information required to be filed as a part of this report will be filed, subject to completion of audits of Bright Now, Inc. and Southern Paper & Converters, Inc., by amendment to this current report within sixty days from the date this initial report is filed with the Commission.

(c) Exhibits.

2.1  Acquisition Agreement dated September 30, 1998.

2.2  Employment Agreement dated September 30, 1998 between the
Company and Kenneth W. McCleave.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chronicle Communications, Inc.

By:  /s/ John V. Whitman, Jr.
         John V. Whitman, Jr., Chief Executive Officer

Date:  October 15, 1998